Alternative Investment
Strategies
WORLD MONITOR TRUST II--
SERIES F
MONTHLY REPORT/

NOVEMBER 28, 2003

PRUDENTIAL FINANCIAL (LOGO)

WORLD MONITOR TRUST II--SERIES F
-------------------------------------------------------------------------------

Dear Interest Holder:
Enclosed is the report for the period from November 1, 2003 to November 28, 2003 for World Monitor Trust II--Series F ('Series F'). The net asset value of an interest as of November 28, 2003 was $134.73, an increase of 0.63% from the October 31, 2003 value of $133.88. The calendar year-to-date return for Series F was an increase of 13.45% as of November 28, 2003.

The estimated net asset value per interest as of December 8, 2003 was $135.39. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Wachovia Securities Financial Advisor. For account status inquiries, contact Prudential Financial Client Services at (212) 778-2443.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ----------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Wachovia Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
------------------------------------------------
For the period from November 1, 2003 to
  November 28, 2003
Revenues:
Realized gain on commodity
  transactions.......................   $565,309
Change in unrealized commodity
  positions..........................     69,170
Interest income......................     34,431
                                        --------
                                         668,910
                                        --------
Expenses:
Commissions..........................    214,462
Incentive fee........................     73,430
Management fees......................     71,741
Other expenses.......................     10,737
Other transaction fees...............      5,832
                                        --------
                                         376,202
                                        --------
Net gain.............................   $292,708
                                        --------
                                        --------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from November 1, 2003 to
  November 28, 2003
                                             Per
                                Total      Interest
                             -----------   --------
Net asset value at
  beginning of period
  (346,822.949
  interests)...............  $46,432,916   $ 133.88
Net gain...................      292,708
Redemptions................     (546,207)
                             -----------
Net asset value at end of
  period (342,749.135
  interests)...............  $46,179,417     134.73
                             -----------
                             -----------
Change in net asset
  value per interest....................   $   0.85
                                           --------
                                           --------
Percentage change.......................       0.63%
                                           --------
                                           --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series F is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                              /s/ Ronald J. Ivans
                              --------------------
                              by: Ronald J. Ivans
                            Chief Financial Officer